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                                                                      Exhibit 21


                           Subsidiaries of Registrant

Name                         State of Incorporation

Intec Corp.                  Delaware
Intec Europe, Ltd.           Delaware - (wholly-owned subsidiary of Intec Corp.)
Intec Overseas, Inc.         Delaware - (wholly-owned subsidiary of Intec Corp.)


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